Exhibit 10.1

K12 Inc.

August 29, 2019

Re: Nathaniel A. Davis Compensation Terms

Dear Mr. Davis:

Reference is made to (i) that certain Second Amended and Restated Employment Agreement (the “Agreement”), dated as of January 27, 2016, by and between you and K12 Inc., a Delaware corporation (“K12”), which sets forth the terms and conditions of your employment with K12, and (ii) that certain letter agreement dated as of April 20, 2018 between you and K12 (the “First Amendment”), which modified certain provisions of the Agreement. Capitalized terms not defined in this letter shall have the meanings assigned to them in the Agreement.

This letter (the “Letter”) confirms the agreement between you and K12 regarding the terms of your continued employment with K12:

1.
Effective as of July 1, 2019, your annual Base Salary is increased to $935,000. Any portion of your Base Salary attributable to this increase that has not yet been paid will be paid to you during the next payroll period occurring after the date of this Letter.

2.
On August 15, 2019 you were granted a one-time award of performance-based restricted K12 stock having a value equal to $10,000,000 (based on K12’s closing stock price on the date of grant) (the “Stock Award”).  The Stock Award will vest as follows, subject, except as provided in Section 3 below, to your continued employment through vesting:

a.
One-third of the shares subject to the Stock Award (the “First Tranche”) will vest on the two-year anniversary of the date of grant of the Stock Award if K12’s Free Cash Flow for fiscal year 2020 equals or exceeds $60,000,000.

b.
One-third of the shares subject to the Stock Award (the “Second Tranche”) will vest on the two-year anniversary of the date of grant of the Stock Award if K12’s Free Cash Flow for fiscal year 2021 equals or exceeds $65,000,000.

c.
One-third of the shares subject to the Stock Award (the “Third Tranche”) will vest on the three year anniversary of the date of grant of the Stock Award if either (i) K12’s Free Cash Flow for fiscal year 2022 equals or exceeds $70,000,000, or (ii) K12’s cumulative aggregate Free Cash Flow for fiscal years 2020, 2021 and 2022 equals or exceeds $195,000,000.

d.
If the First Tranche or Second Tranche shares do not vest pursuant to Section 2.a or 2.b above, as applicable, and K12’s cumulative aggregate Free Cash Flow for fiscal years 2020, 2021 and 2022 equals or exceeds $195,000,000, then such shares will vest on the three-year anniversary of the date of grant of the Stock Award.

e.
Any portion of the Stock Award that does not vest pursuant to Sections 2.a, 2.b, 2.c or 2.d above will be forfeited automatically following the three-year anniversary of the date of grant of the Stock Award.

3.
In the event you cease employment as K12’s Chief Executive Officer, but continue service with K12 as a member of its Board of Directors, the Stock Award will, for so long as you continue to serve as a member of the Board of Directors, remain eligible to vest in accordance with Sections 2.a, 2.b, 2.c and 2.d above, subject to attainment of the Free Cash Flow targets set forth therein.

4.
For purposes of the Stock Award, “Free Cash Flow” means K12’s cash flow from operations, minus capital expenditures, as reported to and accepted  by K12’s Board of Directors or its Compensation Committee.

5.	The Stock Award will be granted pursuant to K12’s standard form of restricted stock award agreement, provided that the terms of this letter shall control over any conflicting term therein.

6.
The Term of the Agreement is extended to September 30, 2022.  From and after the date of this Letter, the provisions of Section 1 and Section 7 of the First Amendment shall no longer have any effect, such that your rights in the event you are discharged by K12 without Cause or you resign for Good Reason in either case prior to the expiration of the Term (as extended hereby) shall be as set forth in Sections 4.5 of the Agreement.

7.
If prior to the expiration of the Term of the Agreement (as extended hereby), you cease to serve as the Chief Executive Officer of the Company but continue in service with K12 as its Executive Chairman, you and the Board will negotiate in good faith revised compensation terms, including a reduced Base Salary.

8.
Notwithstanding any provision of the Agreement to the contrary, in the event you are discharged by K12 without Cause or you resign for Good Reason or in the event K12 elects not to renew the Agreement upon expiration of the Term, the special vesting provisions under Section 3.7(d) of the Agreement shall not apply, provided, however, that (i) all of your outstanding equity incentive awards in K12 will continue to vest for so long as you continue to serve as a member of the Board, and (ii) if, upon such a termination of employment or at any time thereafter, you are asked to leave the Board and you execute within 30 days following your departure from the Board, and do not revoke, a Release, then (A) all of your outstanding equity incentive awards in K12 shall immediately and automatically vest, provided that, unless a provision more favorable to you is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement, and (B) your vested options will remain exercisable for 365 days following your departure from the Board (subject to the regular expiration date(s) of the options and the EIA Plan).

9.	K12 will reimburse you for your documented legal expenses incurred in calendar year 2019 in connection with entering into this letter, up to a maximum of $10,000.

Except as expressly modified by this Letter, the Agreement (as modified by the First Amendment) and the First Amendment shall remain unchanged and shall continue in full force and effect according to their terms. This Letter, together with the Agreement and the First Amendment (to the extent not amended by this Letter), constitutes the entire agreement between you and K12, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

Thank you for your continued service to K12.

Sincerely,

/s/ Robert E. Knowling, Jr.
Name: Robert E. Knowling, Jr.
Title: Chairman of the Compensation Committee of the Board of Directors of K12 Inc.

Agreed and Accepted:

/s/ Nathaniel A. Davis
Nathaniel A. Davis

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